Exhibit 99.1

WABCO Reports Q1 2010 Results, Posts Strong Rise in Sales and Profit Amid

Industry Recovery; Raises Guidance for 2010

•	Q1 2010 sales of $491 million, up 47 percent from a year ago and up 36 percent in local currencies

•	Q1 2010 operating margin of 8.8 percent versus negative 9.0 percent a year ago; operating margin of 9.1 percent on a performance basis, up from 0.9 percent a year ago

•	Q1 2010 diluted EPS of $0.47 on U.S. GAAP basis, up from a loss of $0.57 a year ago; diluted EPS of $0.51 on a performance basis up from a loss of $0.08 a year ago

•	In Q1 2010, WABCO generated $28.0 million in net cash from operating activities and $15.6 million of free cash flow, after payment of $11.1 million for streamlining expenses

•

Raises guidance for full year 2010 sales growth to range from 23 to 28 percent in local currencies, up from 15 to 20 percent; raises guidance for full year 2010 diluted EPS by $0.40 to now range from $1.27 to $1.67 on U.S. GAAP basis and from $1.40 to $1.80 on a performance basis

BRUSSELS, Belgium, May 5, 2010 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported Q1 2010 sales of $491 million, up 47 percent from a year ago and up 36 percent in local currencies, reflecting an initial recovery in global demand for new commercial vehicles.

“The commercial vehicle industry is recovering and, as we expected, global market conditions are evolving differently by region, with Asia and South America continuing their particularly significant growth. Indeed, in the first quarter, 75 percent of the world’s truck and bus production took place in China, India and Brazil,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer.

“We increased sales worldwide by 36 percent in local currencies, generating two thirds of our growth at original equipment manufacturers in Asia and South America,” said Esculier. “In addition, our global aftermarket business drove 20 percent of WABCO’s first quarter growth while sales to original equipment manufacturers in Europe and North America accounted for the rest of our strong rise in quarterly sales.”

“In the first quarter, along with being propelled by the market’s natural growth, our sales growth further benefited from WABCO’s well anchored position in fast growing emerging markets such as China, India and Brazil,” said Esculier. “Strengthening our performance even more, we continued successfully to increase penetration of new technologies and systems in emerging markets, and as a result, we continued to increase the value of WABCO content per vehicle.”

“Also in the first quarter, we gained greater momentum in the aftermarket due to increased utilization of fleets and through our aftermarket growth strategies initiated several years ago, which generated sales growth of 27 percent year on year, resulting in a record quarter of aftermarket revenues,” said Esculier.

“We also saw market demand for new commercial vehicles beginning to improve in Europe in the first quarter as new registrations for heavy duty trucks increased by 5 percent from the previous quarter, marking their first uptick in two years,” said Esculier. “In North America, truck and bus production increased by 10 percent year on year and we continued with strong sales of advanced driver assistance technologies, including OnGuard™ collision safety systems, further enhancing content per vehicle.”

“In Q1 2010, WABCO’s sales growth outperformed truck and bus production in every region of the world,” said Esculier. “This outstanding result demonstrates that market adoption of WABCO technologies and products is continually expanding.”

WABCO reported Q1 2010 operating income of $43.1 million, up from a $30.0 million loss a year ago while performance operating income was $44.5 million, up from $3.0 million a year ago. This strong increase in performance operating income in Q1 2010 represents an incremental operating margin of 31 percent, excluding the impact from foreign exchange translations.

WABCO reported Q1 2010 operating margin of 8.8 percent, up from a negative 9.0 percent a year ago while performance operating margin was 9.1 percent, up from 0.9 percent a year ago.

WABCO reported Q1 2010 EBIT of $38.7 million, up from a $36.3 million loss a year ago while performance EBIT was $42.2 million up from a $2.5 million loss a year ago.

WABCO reported Q1 2010 net income of $30.7 million or $0.47 per diluted share versus a net loss of $36.4 million or a loss of $0.57 per diluted share a year ago. Performance net income for Q1 2010 was $33.6 million or $0.51 per diluted share versus a performance net loss of $5.4 million or a loss of $0.08 per diluted share a year ago.

WABCO generated $28.0 million in net cash from operating activities in Q1 2010 and $15.6 million of free cash flow. Excluding payments of $11.1 million associated with streamlining, free cash flow in Q1 2010 totaled $26.7 million, which is a conversion of 87 percent of net income.

“In Q1 2010, we demonstrated, once again, our powerful ability to adapt to fast changing market conditions. Capitalizing on our exceptional efforts in 2009, including our significantly reduced cost structure, WABCO transformed major sales growth into an outstanding incremental margin of 31 percent, well above our previously disclosed guidance,” said Esculier. “Also in Q1 2010, WABCO’s Operating System, one of our industry’s most advanced management environments, delivered $14.9 million of materials and conversion productivity, with materials productivity representing 5.9 percent of total materials cost. Our superb results in the first quarter enable us to significantly upgrade the company’s previously announced full year 2010 guidance.”

Recent Highlights

In Q1 2010, WABCO and Würth Group announced WABCOWÜRTH Workshop Services GmbH, their new joint company, which will introduce an innovative technology diagnostic system and integrated suite of software and expert technical support for servicing electronic components and systems in commercial vehicles across Europe. Through its automotive division, Würth Group is an industry leader as a high quality supplier and award-winning distributor of automotive products and equipment to professional workshops in more than 84 countries. Unlike other technology diagnostic systems that can be used for multiple brands of vehicles, WABCOWÜRTH Workshop Services will offer a solution that fully integrates the industry-leading competence and software diagnostics of WABCO.

In April 2010, Meritor WABCO, the company’s joint venture in North America, and Iteris, a leader in the traffic management market, formed a strategic alliance to deliver more comprehensive safety performance data for truck fleets. It allows information captured by Meritor WABCO’s SmartTrac™ and OnGuard™ active safety systems to be available through Iteris’ SafetyDirect™, an online application and single point of access to monitor and synchronize driver performance data reports.

Also in April 2010, the company announced that during the past four quarters WABCO won contracts with customers globally totaling more than $460 million of expected cumulative incremental business from 2011 through 2015. WABCO’s new incremental business is separate from replacement and renewal of existing contracts. Approximately one half of WABCO’s incremental business from 2011 through 2015 is secured by customer contracts in Europe while around one third is in Asia.

WABCO announced in Q1 2010 that FAW Jiefang in China has significantly expanded WABCO’s existing supply agreement by selecting the company to furnish clutch servo technology for multiple heavy duty truck platforms on a sole supplier basis as of 2010. FAW Jiefang is the truck-building subsidiary of the FAW group, China’s largest manufacturer of commercial vehicles and passenger cars. Recently, FAW Jiefang honored WABCO with a Special Contribution Award in recognition of WABCO’s outstanding performance in 2009.

In Q1 2010, WABCO reported that its award-winning subsidiary WABCO-TVS in India and original equipment manufacturer Mahindra Navistar Automotives Ltd. (MNAL) have entered into an agreement for development and long term supply of air compressor technology, products for braking systems and clutch servo technology. MNAL, a joint venture in India between Mahindra & Mahindra Ltd. and Navistar Inc., manufactures a world class range of trucks and tractor trailers that sets new levels of reliability, efficiency and customer value for the commercial vehicle industry.

WABCO reported in April 2010 that it has developed and will supply innovative electronic control technology and a high performance air supply module for original equipment manufacturer Rolls-Royce Motor Cars. WABCO’s content will be equipped on the air suspension of the Rolls-Royce Ghost, the newest model in the Rolls-Royce range of luxury sedans.

Also in Q1 2010, Meritor WABCO was selected by Walker Group Holdings, the makers of Brenner, Bulk and Walker stainless tank trailers, to provide RSSplus™ Roll Stability Support as standard equipment on all approved vehicle configuration applications, effective with the 2011 model year. Walker Group made its decision based on over ten years of experience with Meritor WABCO anti-lock braking (ABS) and RSS systems.

WABCO recently announced that its new OptiDrive™ system, a breakthrough in transmission automation technology, has won the 2010 Automotive News PACE™ Award, the automotive industry’s benchmark for innovation. WABCO’s OptiDrive system, a modular automated manual transmission system for medium and heavy duty commercial vehicles, continues the company’s 20-year track record of technology leadership in transmission automation.

In Q1 2010, WABCO disclosed that it has been honored with a series of top supplier awards for the second year in a row by China National Heavy Truck Corporation (CNHTC), the largest manufacturer of heavy duty trucks in China. CNHTC Engine Company honored WABCO with its Best Supplier Award; CNHTC Special Purpose Vehicle Company named WABCO as Best Quality Supplier and it honored WABCO with its Best Support Award for WABCO’s assistance with China’s 60th anniversary national parade.

WABCO Raises Full Year 2010 Guidance

Raising its full year 2010 guidance, WABCO now expects an estimated increase in 2010 sales of 23 to 28 percent in local currencies, up from 15 to 20 percent in its previous guidance. WABCO has raised its full year reported operating margin to range from 6.2 to 8.2 percent, and performance operating margin to range from 6.5 to 8.5 percent, up from its previous guidance of 5 to 7 percent. WABCO has also raised its guidance for diluted earnings per share to range from $1.27 to $1.67 on a U.S. GAAP basis and from $1.40 to $1.80 on a performance basis, up $0.40 from previous guidance. WABCO reiterates that it expects to convert between 80 and 90 percent of its net income into free cash flow, excluding streamlining and separation related payments.

“Looking at the remainder of 2010, we see further recovery in Europe supported by an estimated 5 to 10 percent increase in demand for trucks and buses. In North America, we expect growth in truck and bus production to remain at 10 percent for the full year, with strong growth likely to start in early 2011,” said Esculier. “We also expect significant market growth in emerging countries for full year 2010 but production of trucks and buses is likely to weaken during the second half of 2010, particularly in China, depending on the continuity of government stimulus programs.”

“Market conditions favor our three-pillar strategy – technology leadership, global expansion and excellence in execution – further enabling WABCO’s performance to flourish,” said Esculier. “Our technology leadership strongly supports a continual rise in the value of WABCO content per vehicle, our global expansion prospers from accelerated growth in emerging markets, and our excellence in execution continues to boost productivity throughout our organization while further enhancing levels of customer service.”

Update of Address of 2010 Annual Shareholders Meeting

WABCO will hold its Annual Shareholders Meeting on May 27, 2010 at 10:00 AM at Kramer Levin Naftalis & Frankel, 1177 Avenue of the Americas, New York, NY, 10036, U.S.A.

Conference Call

WABCO Chairman and Chief Executive Officer Jacques Esculier and Chief Financial Officer Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 9 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com where the press release and financial information will be available under “WABCO Q1 2010 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 408 940 3818 and U.S. toll-free dial-in number is 877 844 0834.

A replay of the call will be available from 12:00 Noon Eastern Time on May 5 until midnight June 5, 2010. Replay dial-in number is +1 706 645 9291 and U.S. toll-free dial-in number is 800 642 1687. Pass code is 65065071.

About WABCO

WABCO Vehicle Control Systems (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability, and transmission automation systems supplied to the world’s leading commercial truck, trailer, and bus manufacturers. With sales of $1.5 billion in 2009, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, the level of the fine imposed by the European Commission and our ability to pay such fine, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q1 2010 results, several tables follow this news release. EBIT and sales excluding the effects of foreign exchange are non-GAAP financial measures. Additionally, EBIT, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining items, and discrete and other one-time tax items, as applicable. Lastly, free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

•	Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

•	Q1 2010 Data Supplement Sheet

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2010 Guidance

Media, investors and analysts contact

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

	Three Months Ended March 31,
	2010	2009
(Amounts in millions, except share data)	(Unaudited)	(Unaudited)
Sales	$491.1	$333.9
Cost of sales	350.9	254.2
Streamlining expenses	—	21.5

Gross profit	140.2	58.2
Cost and expenses:
Selling and administrative expenses	75.5	59.6
Product engineering expenses	20.5	17.8
Streamlining expenses	—	9.4
Other operating expenses, net	1.1	1.4

Operating income/(loss)	43.1	(30.0)
Equity income/(loss) of unconsolidated joint ventures	1.8	(4.8)
Other non-operating expenses, net	(3.2)	(1.0)
Interest (expense)/income, net	(0.4)	0.4

Income/(loss) before income taxes	41.3	(35.4)
Income taxes	7.6	0.5

Net income/(loss) including noncontrolling interest	33.7	(35.9)
Less: Net income attributable to noncontrolling interest	3.0	0.5

Net income/(loss)	$30.7	$(36.4)
Net income/(loss) per common share
Basic	$0.48	$(0.57)
Diluted	$0.47	$(0.57)
Common shares outstanding
Basic	64,184,589	63,983,036
Diluted	65,744,352	63,983,036

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

	March 31, 2010	December 31, 2009
(Amounts in millions)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$346.0	$350.2
Accounts receivable, less allowance for doubtful accounts: $8.6 in 2010; $9.3 in 2009	315.7	264.2
Inventories	161.0	155.3
Future income tax benefits	7.5	4.6
Other current assets	44.8	41.4

Total current assets	875.0	815.7
Facilities, less accumulated depreciation	353.3	368.2
Goodwill	377.0	399.4
Capitalized software costs, less accumulated amortization: $156.4 in 2010; $154.5 in 2009	19.8	22.0
Long-term future income tax benefits	55.9	56.2
Investments in unconsolidated joint ventures	12.1	11.1
Patents & intangibles	21.0	21.7
Other assets	19.6	21.3

Total Assets	$1,733.7	$1,715.6

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$2.0	$1.7
Accounts payable	131.0	111.2
Accrued payroll	86.0	68.8
Current portion of warranties	39.4	43.1
Taxes payable	12.1	11.4
Indemnification liabilities	13.1	11.6
Streamlining liabilities	20.7	31.7
Other accrued liabilities	87.6	75.7

Total current liabilities	391.9	355.2
Long-term debt	154.3	154.4
Post-retirement benefits	332.9	355.6
Deferred tax liabilities	27.5	25.8
Long-term indemnification liabilities	26.6	27.9
Long-term income tax liabilities	68.2	69.8
Other liabilities	44.3	48.0

Total Liabilities	1,045.7	1,036.7
Total Equity	688.0	678.9

Total Liabilities & Equity	$1,733.7	$1,715.6

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(Amounts in millions)	2010	2009
Operating activities:
Net income/(loss) including noncontrolling interest	$33.7	$(35.9)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	16.4	15.8
Amortization of capitalized software and other intangibles	4.6	3.6
Equity in earnings of unconsolidated joint ventures, net of dividends received	(0.3)	5.4
Non-cash stock compensation	3.7	2.5
Loss on sale or disposal of facilities	0.2	1.0
Changes in assets and liabilities:
Accounts receivable	(61.2)	41.3
Inventories	(12.3)	3.4
Accounts payable	23.8	(13.1)
Other accrued liabilities and taxes	31.2	(1.5)
Post-retirement benefits	(0.9)	(0.3)
Other current and long-term assets	(11.5)	2.9
Other long-term liabilities	0.6	8.8

Net cash provided by operating activities	28.0	33.9

Investing activities:
Purchases of property, plant and equipment	(11.2)	(9.4)
Investments in capitalized software	(1.2)	(1.2)

Net cash used in investing activities	(12.4)	(10.6)

Financing activities:
Net repayments of long-term debt	(0.1)	—
Net repayments of revolving credit facilities	—	(2.0)
Net repayments of short-term debt	(0.5)	(59.4)
Dividend payments	—	(4.5)
Proceeds from exercise of stock options	1.6	—

Net cash provided/(used) by financing activities:	1.0	(65.9)

Effect of exchange rate changes on cash and cash equivalents	(20.8)	(24.1)

Net decrease in cash and cash equivalents	(4.2)	(66.7)
Cash and cash equivalents at beginning of period	350.2	392.8

Cash and cash equivalents at end of period	$346.0	$326.1

WABCO HOLDINGS Inc.

Reconciliation of Net Income to Performance Net Income and

Performance Net Income per Diluted Common Share

(Unaudited)

	Three Months Ended March 31,
(Amounts in millions, except per share data)	2010	2009
Net Income	$30.7	$(36.4)
Adjustments:
Streamlining cost, net of tax	—	27.9
Tax items	—	0.8
Separation costs, net of tax, and separation related taxes	2.9	2.3

Performance Net Income	$33.6	$(5.4)

Performance Net Income per Diluted Common Share	$0.51	$(0.08)
Common Shares Outstanding - Diluted	65.7	64.0

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Q1 2010 Data Supplement Sheet (Unaudited)

	Quarter Ended March 31,
(Amounts in millions, except per share data)	2010	% of Sales/ Adj Sales	2009	% of Sales/ Adj Sales	Chg vs. 2009	% Chg vs. 2009
Sales
Reported	$491.1		$333.9		$157.2	47.1%
Foreign exchange translational effects	(36.4)		—

Adjusted Sales	$454.7		$333.9		$120.8	36.2%

Gross Profit
Reported	$140.2	28.5%	$58.2	17.4%	$82.0	140.9%
Streamlining costs	—		21.5		(21.5)
Separation costs	0.3		0.3		—

Performance Gross Profit	$140.5	28.6%	$80.0	24.0%	$60.5	75.6%
Foreign exchange translational effects	(10.0)		—

Adjusted Gross Profit	$130.5	28.7%	$80.0	24.0%	$50.5	63.1%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$97.1	19.8%	$88.2	26.4%	$8.9	10.1%
Streamlining costs	—		(9.4)		9.4
Separation costs	(1.1)		(1.8)		0.7

Performance Selling, Administrative, Product Engineering Expenses and Other	$96.0	19.5%	$77.0	23.1%	$19.0	24.7%
Foreign exchange translational effects	(6.0)		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$90.0	19.8%	$77.0	23.1%	$13.0	16.9%

Operating Income/(Loss)
Reported	$43.1	8.8%	$(30.0)	-9.0%	$73.1	—
Streamlining costs	—		30.9		(30.9)
Separation costs	1.4		2.1		(0.7)

Performance Operating Income	$44.5	9.1%	3.0	0.9%	41.5	1383.3%
Foreign exchange translational effects	(4.0)		—

Adjusted Operating Income	$40.5	8.9%	$3.0	0.9%	$37.5	1250.0%

EBIT (Earnings Before Interest and Taxes)
Reported Operating Income/(Loss)	$43.1		$(30.0)		$73.1
Equity in Income/(Loss) of Unconsolidated Joint Venture	1.8		(4.8)		6.6
Other non-operating expenses, net	(3.2)		(1.0)		(2.2)
Net income attributable to noncontrolling interest	(3.0)		(0.5)		(2.5)

EBIT	$38.7	7.9%	$(36.3)	-10.9%	$75.0	—
Streamlining costs	(0.1)		30.9		(31.0)
Separation costs	3.6		2.9		0.7

Performance EBIT (Earnings Before Interest and Taxes)	$42.2	8.6%	$(2.5)	-0.7%	$44.7	—
Foreign exchange translational effects	(3.9)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$38.3	8.4%	$(2.5)	-0.7%	$40.8	—

Pre-Tax Income
EBIT	$38.7		$(36.3)		$75.0
Interest (expense)/income, net	(0.4)		0.4		(0.8)

Pre-Tax Income	$38.3		$(35.9)		$74.2
Streamlining costs	(0.1)		30.9		(31.0)
Separation costs	3.6		2.9		0.7

Performance Pre-Tax Income	$41.8		$(2.1)		$43.9
Net Income/(Loss)
Reported Net Income/(Loss)	$30.7		$(36.4)		$67.1
Streamlining cost, net of tax	—		27.9		(27.9)
Tax items	—		0.8		(0.8)
Separation costs, net of tax, and separation related taxes	2.9		2.3		0.6

Performance Net Income/(Loss)	$33.6		$(5.4)		$39.0

Performance Net Income per Diluted Common Share	$0.51		$(0.08)
Common Shares Outstanding - Diluted	65.7		64.0
Incremental Operating Margin
Increase in adjusted sales from ‘09	120.8
Increase in adjusted operating income from ‘09	37.5

Incremental Operating Income as a % of Sales	31%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

	Three Months Ended March 31,
(Amounts in millions)	2010	2009
Net Cash Provided by Operating Activities	$28.0	$33.9
Deductions or Additions to Reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(12.4)	(10.6)

Free Cash Flow	$15.6	$23.3

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2010 Guidance

(Unaudited)

	Previous Full Year 2010 Estimate	Revised Full Year 2010 Estimate
(Amounts in millions, except per share data)
Operating Income
Reported Operating Income Margin	4.5% - 6.5%	6.2% - 8.2%
Separation costs, impact to margin	0.5%	0.3%

Performance Operating Income Margin	5.0% -7.0%	6.5% - 8.5%

Net Income
Reported Net Income	$57.0 - $83.0	$83.6 - $109.9
Tax items	2.0	2.0
Separation costs, net of tax and separation related taxes	6.5	6.5

Performance Net Income	$65.5 - $91.5	$92.1 - $118.4

Reported Net Income per Diluted Common Share	$0.87 - $1.27	$1.27 - $1.67
Performance Net Income per Diluted Common Share	$1.00 - $1.40	$1.40 - $1.80
Diluted common shares outstanding	65.4	65.8

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.